Cross Border Resources, Inc. 10-K

Exhibit 23.2

JOE C. NEAL & ASSOCIATES
PETROLEUM AND ENVIRONMENTAL ENGINEERING CONSULTANTS
300 NORTH MARIENFELD, SUITE 200
MIDLAND, TX 79701
432-683-4371	FAX:432-683-9279
E-Mail: info@joecneal.com

April 1, 2013

Cross Border Resources, Inc.
2515 McKinney Avenue, Suite 900
Dallas, Texas 78258

Re: Consent of Joe C. Neal & Associates

Attn: Alan Barksdale

Gentlemen:

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K for the year ended December 31, 2012, of Cross Border Resources Inc. (the  “Report”). We hereby further consent to the inclusion in the Report of estimates of oil and gas resources contained in our report “Evaluation of Oil and Gas Reserves to the Interest of Cross Border Resources, Inc. effective December 31, 2012” and to the inclusion of our report dated March 27, 2013 as an exhibit to the Report. We further consent to the incorporation by reference thereof into Doral Energy Corp.’s Registration Statement on Form S-8 (Registration No. 333-168724 and No. 333-159480) and Cross Border Resources, Inc.’s Registration Statement on Form S-1 (Registration No. 333-175761).

1.	Joe C. Neal & Associates is an Independent Petroleum Engineering Firm. Joe C. Neal & Associates derives its income by virtue of the hours required to complete engineering evaluations.

2.
Neither Joe C. Neal nor its employees have a financial interest in Cross Border Resources, Inc. Neither Joe C. Neal nor its employees are related to any officers or directors of Cross Border Resources, Inc.

3.	Attached to this letter is a copy of my qualifications.

Yours Very Truly,

___________________________
Joe C. Neal & Associates
Licensed Professional Engineer
Registration Number:  23238
Registered Professional Engineering Firm
Registration Number:  F-001308